                                                                      EXHIBIT 12

                          STONE CONTAINER CORPORATION
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                         YEAR ENDED DECEMBER 31,
                                                                          ------------------------------------------------------
(IN MILLIONS)                                                               1991       1992       1993       1994        1995
------------------------------------------------------------------------  ---------  ---------  ---------  ---------  ----------
Income (loss) before extraordinary charges and cumulative effects of
 accounting changes.....................................................  $   (49.1) $  (169.9) $  (319.2) $  (128.8) $    444.5
Income tax provision (credit)...........................................       31.1      (59.4)    (147.7)     (35.5)      320.9
Minority interest in consolidated subsidiaries..........................        5.8        5.3        3.6        1.2        29.3
Preferred stock dividend requirements of majority owned subsidiary......       (5.9)      (4.7)      (5.7)      (9.4)       --
Undistributed (earnings) loss of non-consolidated subsidiaries..........        5.4        6.0       13.3        9.1        (9.0)
Capitalized interest....................................................      (81.9)     (47.4)     (10.8)      (4.7)      (13.2)
                                                                          ---------  ---------  ---------  ---------  ----------
                                                                              (94.6)    (270.1)    (466.5)    (168.1)      772.5
                                                                          ---------  ---------  ---------  ---------  ----------
                                                                          ---------  ---------  ---------  ---------  ----------
Fixed charges:
  Interest charges (expensed and capitalized), amortization of debt
   discount and debt fees on all indebtedness...........................      479.7      433.5      437.5      460.7       473.5
  Interest cost portion of rental expenses (33 1/3%)....................       26.8       27.8       27.4       29.1        35.4
  Preferred stock dividend requirements of majority owned subsidiary....        5.9        4.7        5.7        9.4        --
                                                                          ---------  ---------  ---------  ---------  ----------
    Total fixed charges.................................................      512.4      466.0      470.6      499.2       508.9
                                                                          ---------  ---------  ---------  ---------  ----------
                                                                          ---------  ---------  ---------  ---------  ----------
Earnings before income taxes, undistributed (earnings) loss of non-consolidated subsidiaries, minority interest and fixed charges
 (excluding capitalized interest).......................................  $   417.8  $   195.9  $     4.1  $   331.1  $  1,281.4
                                                                          ---------  ---------  ---------  ---------  ----------
Ratio of earnings to fixed charges......................................         (D)        (C)        (B)        (A)       2.52
                                                                          ---------  ---------  ---------  ---------  ----------
                                                                          ---------  ---------  ---------  ---------  ----------

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(A)   The  Company's  earnings  for  the  year  ended  December  31,  1994  were insufficient to cover fixed charges by $168.1 million. Earnings for 1994 included a non-recurring pretax gain of $22.0 million relating to an involuntary conversion at the Company's Panama City, Florida pulp and paperboard mill. If such a nonrecurring event had not occurred, earnings would have been insufficient to cover the fixed charges by $190.1 million.

(B) The Company's earnings for the year ended December 31, 1993 were insufficient to cover fixed charges by $466.5 million. Earnings for 1993 included a non-recurring pretax gain of $35.4 million from the sale of the Company's 49 percent equity interest in Empaques de Carton Titan, S.A. If such a non-recurring event had not occurred, earnings would have been insufficient to cover fixed charges by $501.9 million.

(C) The Company's earnings for the year ended December 31, 1992 were insufficient to cover fixed charges by $270.1 million.

(D) The Company's earnings for the year ended December 31, 1991 were insufficient to cover fixed charges by $94.6 million. Earnings for 1991 included a non-recurring pretax gain of $41.8 million associated with the settlement and termination of a Canadian supply contract and a non-recurring pretax gain of $17.5 million relating to an involuntary conversion at the Company's Missoula, Montana mill. If such nonrecurring events had not occurred, earnings would have been insufficient to cover the fixed charges by $153.9 million.

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